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                                                                   EXHIBIT 10.14

                         RESTATEMENT OF PROMISSORY NOTE

               The following Promissory Note is executed by and between A-55, L.P., a Nevada limited partnership, as maker and Rudolf W. Gunnerman as payee with reference to the following facts:

        A. Payee has previously advanced funds to maker pursuant to various promissory notes, lines of credit and open accounts.

        B. As of the date of this restatement, certain of the advances by payee to maker are due and owing or overdue.

        C. Maker wishes to restate its obligation to payee in its entirety, including principal and interest, as of the date hereof.



                                 PROMISSORY NOTE


$9,210,000.00                                                 September 30, 1997
                                                                    Reno, Nevada

               On demand, A-55 L.P., a Nevada limited partnership, promises to pay to the order of Rudolf W. Gunnerman, at 5270 Neil Road, Reno, Nevada 89502 the sum of Nine Million Two Hundred Ten Thousand Dollars ($9,210,000.00), together with interest on the declining principal balance from date hereof. Interest shall be the prime rate of interest charged from time to time by Pioneer Citizens Bank.

               Principal and interest are payable in full on demand. Interest and all or any portion of the unpaid principal balance may be prepaid at any time without penalty.

               The maker promises and agrees that in the case of a default in the payment of any sums required hereunder or if the maker becomes insolvent, makes a general assignment for the benefit of creditors, or is adjudged bankrupt, then the unpaid principal balance and accrued interest shall, at the option of the holder or holders of this Note, immediately become due and payable although the time of maturity as expressed in this Note may not have arrived.

               In the event of a default under the terms of this Promissory Note, the maker agrees to pay all costs, including reasonable attorneys' fees, incurred in the collection of any unpaid amounts.

               The maker, endorsers, and guarantors waive presentment for payment, demand, notice, protest, notice of protest,


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diligence, and non-payment of this Note, and all defenses on the ground of any extension of time for payment that may be given by the holder or holders to them.

                                        A-55, L.P., a Nevada limited
                                        partnership

                                        By RWG, Inc., a Nevada
                                           corporation, General Partner


                                           By /s/ Rudolf W. Gunnerman
                                              ---------------------------------
                                              Rudolf W. Gunnerman,
                                              President


                                           By /s/ Paul C. Knauff
                                              ---------------------------------
                                              Paul C. Knauff,
                                              Chief Financial Officer



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